Exhibit 99.1


NEWS RELEASE

   Biophan Signs $7.25 Million Private Placement with Institutional Investors

ROCHESTER, NY - (BUSINESS WIRE) - October 12, 2006 - Biophan Technologies, Inc. (OTCBB: BIPH; FWB: BTN), a developer of next-generation medical technology, announced today that a group of institutional investors has agreed to make an investment of $7.25 million in Biophan. The Company expects the transaction to close before the end of business today. C. E. Unterberg, Towbin acted as the exclusive placement agent.

"I am most pleased with the confidence and support shown by this excellent group of investors in our Company," stated Michael Weiner, Chief Executive Officer of Biophan. "The funds that are being invested will provide us with the ability to continue to deliver our products and technologies to the market. We will also benefit from the participation of an active institutional shareholder base."

Biophan will use these funds to continue to bring to market the MYOTECH MYO-VAD(TM) product as well as to continue the development and marketing of its MRI-safe and image-compatible technologies for pacemakers, implantable defibrillators, neurostimulators, and other devices. These technologies are described on Biophan's website at www.biophan.com.

Specifics of the private placement include:

The Company will issue Senior Secured Convertible Notes in the amount of $7.25 million, repayable in thirty-three equal monthly installments. The Notes are convertible into common shares at a conversion price of $0.67 per share, with principal and interest payable at a minimum of 10% and a maximum of 12% per annum. The Company may pay principal and interest in cash or common stock at its election. The Notes are secured by a first priority security interest in substantially all of the Company's assets.

The investors will receive warrants equal to the amount of shares into which the Notes may be converted, with fifty percent exercisable at $0.81 (110% of yesterday's closing share price) and fifty percent exercisable at $0.89 (120% of yesterday's closing share price).

The investors also have the option to purchase an additional $7.25 million of common stock at a price of $0.67 per share, with warrants for fifty percent of the amount of shares issued exercisable at 115% of the share price, and fifty percent exercisable at 125% of the share price.

The Company has agreed to register all common stock issuable upon conversion of the Notes, upon exercise of the warrants, or in payment of principal and interest on the Notes.


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About Biophan

Biophan is dedicated to providing technologies that offer innovative and competitive advantages to the medical device industry. The Company licenses its technologies which improve the MRI safety and image compatibility of medical devices to leading device manufacturers. In addition, the Company is helping to commercialize the MYOTECH MYO-VAD(TM), a new, MRI-compatible cardiac recovery system which has significant potential to improve the treatment of many forms of heart disease. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN. For more information on Biophan, please visit our website at www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology; the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


Contact:

Investor Relations, PR Financial Marketing, Jim Blackman: 713-256-0369 jimblackman@prfinancialmarketing.com

Media

Biophan Technologies, Inc., Carolyn Hotchkiss: 585-214-2407, chotchkiss@biophan.com